Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 414-1776 (cell)
(334) 613-4500

ALFA CORPORATION COMPLETES PLAN OF CONVERSION AND ACQUISITION OF

VIRGINIA MUTUAL INSURANCE COMPANY

ALFA ALLIANCE INSURANCE CORPORATION TO EXPAND INTO TENNESSEE

Montgomery, Alabama (January 2, 2007) – Alfa Corporation (NASDAQ:ALFA) today announced the completion of its previously approved Plan of Conversion and acquisition of Virginia Mutual Insurance Company (Virginia Mutual). Under the Plan, Virginia Mutual converted from a mutual company to a stock company and simultaneously has been recapitalized as Alfa Alliance Insurance Corporation, a wholly owned subsidiary of Alfa Corporation.

The Plan of Conversion was approved in 2006 by the Virginia State Corporation Commission as well as Virginia Mutual policyholders. Virginia Mutual and Alfa companies have participated in a Strategic Affiliation Agreement since August 10, 2001, which has now been terminated.

In 2006 Virginia Mutual had written premium of approximately $41 million and nearly 50,000 policies in force in North Carolina and Virginia. Alfa Alliance will participate in the inter-company Insurance Pooling Agreement which includes other Alfa affiliated companies.

Headquartered in Glen Allen, VA, Alfa Alliance will market its products under the Alfa Insurance name via a network of more than 200 independent agents throughout Virginia and North Carolina. Beginning January 1, Alfa Alliance will expand its operations to the state of Tennessee. Anthony Macourek, Territory Sales Manager with over 15 years experience in the insurance industry, will oversee this expansion. Tony is a graduate of the University of Tennessee and resides in Knoxville. Initially, 14 independent agencies will market both home and auto personal lines products in the middle and eastern parts of Tennessee. Alfa plans to develop its Tennessee distribution network to approximately 45 agencies by year-end 2007.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the NASDAQ Global Select Market under the symbol ALFA. For more information on the Company, visit www.alfains.com.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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